Exhibit 10.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

EMPLOYMENT AGREEMENT

Agreement (“Agreement”), by and between Viking Systems, Inc, a Nevada corporation (“Viking”), and Joseph Warrino (“Executive”) is executed on the 10th day of October 2005.

RECITALS

The Company is engaged primarily in the business of the development and supply of high performance 3D endoscopic vision systems to hospitals for minimally invasive surgery (the “Business”).

Executive currently serves as acting Chief Financial Officer and VP Administration, of Viking and Executive is willing to continue to serve as an employee of Viking upon the terms and conditions herein set forth. In respect of such employment, Executive has also executed that certain Proprietary Information and Inventions Agreement of even date herewith (the “Proprietary Information and Inventions Agreement”), which is attached hereto as Exhibit A and incorporated herein by reference.

The Board of Directors of Viking (the “Board”) has determined that it is in the best interests of Viking and its stockholders to assure that Viking will have the continued dedication of Executive despite the possibility, threat, or occurrence of a Change of Control (as defined below) of Viking.

The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Executive's full attention and dedication to Viking currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation arrangements upon a Change of Control that afford Executive with a requisite amount of individual financial security and are competitive with those of other corporations. In order to accomplish these, and other, objectives, the Board has caused Viking to enter into this Agreement.

In consideration for the options granted to Executive pursuant to Section 3.3 of this Agreement, Executive has agreed not to compete with the Company in accordance with the provisions of Section 11 of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1. Definitions.

1.1 Change of Control Period. The “Change of Control Period” is the period commencing on the date of a Change of Control and ending on the first anniversary of such date.

1.2 Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) Change of Control. A “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

(b) Turnover of Board. The following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the date of this Agreement constitute the Board (the “Current Directors”); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(c) Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control Viking, and such offer is consummated for the equity securities of Viking representing thirty-three percent (33%) or more of the combined voting power of Viking's then outstanding voting securities;

(d) Merger or Consolidation. The stockholders of Viking shall approve a merger, consolidation, recapitalization, or reorganization of Viking, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of Viking immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(e) Liquidation or Sale of Assets. The stockholders of Viking shall approve a plan of complete liquidation of Viking or an agreement for the sale or disposition by Viking of all or a substantial portion of Viking's assets to another person, which is not a wholly owned subsidiary of Viking (i.e., 50% or more of the total assets of Viking); or

(f) Stockholdings. Any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that act), directly or indirectly of more than thirty-three percent (33%) of the total voting power represented by Viking's then outstanding voting Securities.

1.3. Change of Control Effective Date. The “Change of Control Effective Date” shall be the first date during the “Change of Control Period” (as defined below) on which a Change of Control occurs.

1.4 Employment Period. The Employment Period is the period during which Viking employs the Executive.

1.5 Good Cause. For purposes of this Agreement Good Cause shall mean any one or more of the following:

(a) Executive's willful, material, and irreparable breach of this Agreement;

(b) Executive's violation of Company policies and procedures, Code of Ethics, gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder;

(c) Executive's material willful dishonesty, fraud, misrepresentation, or misconduct with respect to the business or affairs of Viking, which materially and adversely affects the operations or reputation of Viking;

(d) Executive's indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to Viking; or

(e) a confirmed positive illegal drug test result.

1.6 Good Reason Termination. Executive shall have “Good Reason” to terminate Executive's employment upon the occurrence of any of the following events without Executive's prior written approval:

(a) Executive is demoted by means of a substantive reduction in authority, responsibilities, or duties, including but not limited to a substantive change in the Executive’s reporting relationship(s). Executive is currently acting chief financial officer and Viking is contemplating hiring a permanent chief financial officer. For purposes of this Agreement Viking’s appointment of a permanent chief financial officer and Executive’s loss of the “acting” chief financial officer position is not a basis for a Good Reason Termination;

(b) Executive's Base Salary for a fiscal year as determined pursuant to paragraph 3.1 is reduced;

(c) Executive is required to render his primary employment services from a location more than 30 miles from Viking's Massachusetts operations at the time Executive began his employment with Viking;

(d) Viking breaches a material provision of this Agreement;

(e) Viking fails to obtain the assumption of this Agreement by any successor or assign of Viking or its principal business activities; or

(f) There is a change in the reporting structure of Executive relative to the authority of the Executive’s immediate supervisor.

1.7 Severance Compensation. Severance Compensation means those payments required by Section 6 or 7 of this Agreement.

2. Employment and Duties.

2.1 Employment; Term of Employment. The Company hereby agrees to continue Executive in its employ, and the Executive hereby agrees to remain in the employ of Viking. The term of this Agreement shall continue until such time as the employment of Executive is terminated pursuant to Section 6 below.

2.2 Duties.  Subject to the terms and provisions of this Agreement, Executive is employed by Viking as an executive employee of Viking. Executive’s specific position shall be as the acting Chief Financial Officer and VP Administration. Executive covenants to perform Executive’s employment duties in good faith.

2.3 Exclusive Services. Executive’s entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of Viking; provided, however, that this Section 2.3 shall not be construed as preventing Executive from participating in social, civic or professional associations or engaging in passive outside investment activities which may require a limited portion of time and effort to manage, consistent with Company’s policies and procedures and so long as such activities do not interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through Viking.

2.4 Place of Performance. Executive shall not be required by Viking or by the performance of Executive's duties under this Agreement either to perform Executive's principal duties at a work location more than thirty (30) miles from Viking's offices at the date of this Agreement.

3. Compensation. For all services rendered by Executive during the Employment Period, Viking shall compensate Executive as follows:

3.1 Base Salary. Executive shall receive a monthly base salary of $10,000 (“Base Salary”) if annualized would be $120,000 per year. During the Employment Period, the Base Salary shall be reviewed at least annually and if increased at any time shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key executives of Viking and its subsidiaries. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Base Salary shall not be reduced after any such increase.

3.2 Annual Bonus. Executive shall be eligible for an annual performance cash bonus of up to 30% of Executive’s applicable annual base salary (the “Target Bonus”), less standard deductions and withholdings. Viking will determine the amount of the bonus, if any, based on Executive’s performance against specific measurable corporate and personal goals approved annually by the Compensation Committee of the Board, and payable within the first quarter of the year following the bonus period.

3.3 Inducement Stock Option. Upon the execution of this Agreement, Viking shall grant to Executive a stock option to purchase an aggregate of 200,000 shares of the common stock of Viking, $0.001 par value per share (the “Common Stock”). The exercise price for such stock is $.40 per share. Such stock option shall have a 10 year term and become exercisable or “vest” as described in the stock option agreement (80,000 shares as of October 10, 2005, 60,000 shares as of July 1, 2006 and 60,000 shares as of July 1, 2007, subject to acceleration as set forth below. The other terms and conditions of such stock options shall be set forth in the individual stock option agreements, which shall be Viking’s standard form of option agreement and consistent with its 2004 Stock Incentive Plan (the“Option Plan”).This stock option is in addition to options previously awarded and any future options that Executive would otherwise be eligible for based on annual Company or individual performance, or available under other Company compensation programs.

3.4 Incentive, Savings, and Retirement Plans. In addition to Base Salary and Annual Bonus payable as above provided, Executive shall be entitled to participate during the Employment Period in all current incentive, savings, and retirement plans, practices, policies and programs applicable to other key executives of Viking (including its successors or assigns) and its affiliates.

3.5 Welfare Benefit Plans. Executive and/or Executive's family who are qualified to participate, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by Viking and its subsidiaries, as in effect at any time thereafter with respect to other key executives.

3.6 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with the business of Viking in accordance with the policies, practices, and procedures of Viking and its subsidiaries in effect with respect to other key executives.

3.7 Vacation. During the Employment Period, Executive shall be entitled to four weeks paid vacation per year.

4.  Nondisclosure of Confidential, Proprietary or Trade Secret Information. As a condition of employment, Executive agrees to execute, deliver to the Company and abide by a Proprietary Information and Inventions Agreement (the “Inventions Agreement”), the form of which is attached hereto as Exhibit A. The termination of employment shall not release Executive from Executive’s obligations under the Inventions Agreement or as established by applicable laws or the Company’s policies.

5.  No Solicitation of Customers or Employees. Executive acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Executive’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Executive agrees that information regarding all customers and all prospective customers of the Company, of which Executive learns during Executive’s employment with the Company, may constitute “Proprietary Information” of the Company as defined in the Inventions Agreement.

(b) Executive agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

6.  Termination; Rights On Termination.

6.1 Termination. Executive's employment under this Agreement may be terminated in any one of the followings ways:

(a) Death of Executive. The employment of Executive shall terminate immediately upon Executive's death provided that Viking shall, for a period of one (1) month  following such death, pay to the estate of Executive an amount equal to Executive's Base Salary and continue the welfare benefit programs contemplated by Section 3.5 including paying all premiums for coverage for Executive's dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that Viking maintained at the time of Executive's death.

(b) Disability of Executive. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive's full-time duties hereunder for two (2) consecutive months, then fourteen (14) days after giving written notice to Executive (which notice may occur before or after the end of such two (2) month period, but which shall not be effective earlier than the last day of such two (2) month period), Viking may terminate Executive's employment provided Executive is unable to resume Executive's full-time duties at the conclusion of such notice period.

(c) Termination by Viking for Good Cause. Viking may terminate Executive's employment without notice to Executive for Good Cause. In the event of a termination by Viking for Good Cause, Executive shall have no right to any severance compensation except for compensation already earned.

(d) Termination by Viking Without Good Cause or Termination by Executive With Good Reason. Viking may terminate Executive's employment without Good Cause and without notice during the Employment Period upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate Executive's employment under this Agreement for Good Reason upon fourteen (14) days prior notice to Viking.

(e) Termination by Executive Without Good Reason. Executive may, without cause, and without Good Reason terminate Executive's own employment under this Agreement, effective fourteen (14) days after written notice is provided to Viking or such earlier time as any such resignation may be accepted by Viking. If Executive resigns or otherwise terminates Executive's employment without Good Reason, Executive shall receive no Severance Compensation.

6.2 Severance Compensation Without Change in Control. Following termination of Executive’s employment without a Change of Control, all payments and benefits provided to Executive under this Agreement shall cease as of the date of such termination, except that in the event Executive’s employment is terminated by Viking Without Good Cause or by Executive Termination With Good Reason pursuant to Section 6.1(d), then subject to Executive’s execution and delivery to Viking of a Release and Waiver of claims in the form attached hereto as Exhibit B, Viking shall:

(a) pay Executive severance pay in the form of continuation of Executive’s then current Base Salary, less standard deductions and withholdings, for a period of six (6) months from the effective date of Executive’s termination of employment with Viking with such payments to be made at the same time as Executive’s base salary otherwise would have been payable;

(b) pay Executive an amount equal to 50% of the Target Bonus on a prorated basis for the current year through the date of termination, less standard deductions and withholdings, in equal monthly installments during the period during which Executive is entitled to continuation of base salary under clause (i) of this Section 6.2;

(c) if Executive elects continued coverage under COBRA, reimburse Executive for Executive’s health insurance premiums for Executive and Executive’s family for a period of six (6) months from the effective date of Executive’s termination of employment with Viking, to the same extent Viking paid those premiums at the time of termination; and

(d) accelerate the vesting of all of Executive’s stock options and other equity awards issued by Viking by a period of six (6) months after the effective date of Executive’s termination of employment with Viking.

7. Termination of Employment Following Change of Control. If any of the events described in Section 1 hereof constituting a Change of Control shall have occurred, Executive shall be entitled to the benefits provided in Section 7.5 hereof upon the actual termination by Viking or “Constructive Termination” of Executive’s employment within one year after such Change of Control, unless such termination is by Viking for Good Cause as defined in Section 1.5 of this Agreement.

7.1 Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall mean a resignation by Executive for Good Reason as defined in section 1.6.

7.2 Notice of Termination. During that period commencing on the Change of Control Effective Date and ending twelve months thereafter, any termination of Executive’s employment by Viking or by Executive for any reason whatsoever during the term of this Agreement shall be communicated by fourteen (14) days written notice of termination to the other party hereto (“Notice of Termination”).

7.3 Date of Termination. For purposes of this Section 7, “Date of Termination” shall mean a date which is within twelve (12) months after a Change of Control and is either (1) the date specified in the Notice of Termination, if Executive’s employment is terminated by Executive during the term hereof: or (2) the date on which a Notice of Termination is given, if Executive’s employment is terminated for any other reason.

7.5 Benefits Upon Termination Following a Change Of Control. The Company shall provide Executive as soon as practicable, but not more than ten business days following the Date of Termination subsequent to a Change of Control of Viking, each of the following benefits:

(a) Severance Benefit. The Company shall pay Executive a lump sum severance benefit, which shall equal the sum of (a) six (6) months of Base Salary, plus (b) an amount equal to 50% of the Target Bonus on a prorated basis for the current year through the Date of Termination

(b) Equity Compensation. All unvested stock options, stock appreciation rights and restricted stock awards held by Executive at the time of Executive’s Date of Termination shall be deemed fully vested and exercisable as such Date of Termination, provided, that if any such option, right or award would, as a result of such early exercisability no longer qualify for exemption under Section 16 of the Exchange Act, then such option, right or award shall be fully vested but shall not become exercisable until the earliest date on which it could become exercisable and also qualify for exemption from Section 16 of the Exchange Act. All vested options held by Executive, including those deemed fully vested as of the Date of Termination shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, in no event shall any option remain exercisable beyond the maximum period allowed therefore in the stock option plan under which it was granted. This agreement shall serve as an amendment to all of Executive’s outstanding stock options, restricted stock awards and stock appreciation rights as of the Date of Termination.

(c) Other Benefits. Viking shall provide for a period of six (6) months following the Date of Termination, health and welfare benefits at least comparable to those benefits in effect on Executive’s Date of Termination. At Viking's election, health benefits may be provided by reimbursing Executive for the cost of converting a group policy to individual coverage, or for the reimbursed cost of extended COBRA coverage.

7.6 Other Benefits Payable. The benefits described in subsection 7.5 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to Executive following termination of Executive’s employment, irrespective of whether Executive’s termination was preceded by a Change of Control.

7.7 Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset in any way whatsoever by any amount received by Executive for any reason whatsoever from another employer or otherwise after the Date of Termination.

8. Return Of Viking Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of Viking (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of Viking (or its subsidiaries) shall be and remain the property of Viking and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of Viking (or its subsidiaries) that is collected by Executive shall be delivered promptly to Viking without request by it upon termination of Executive's employment.

9. Non-disparagement and Neutral Reference. During the Employment Term and for the twelve (12) months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any material derogatory statements regarding the Company, its directors, or its officers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. The Company will provide a neutral employment reference to all those requesting information regarding the Executive’s employment with Company and may, with the appropriate waivers provided by the Executive to Viking, provide additional reference information upon request.

10. Confidentiality and Inventions. Executive recognizes that Viking has and shall continue to have and develop information, knowledge and rights regarding inventions, confidential information, products, services, future plans, business affairs, processes, trade secrets, technical matters, customer lists, experimental designs and items of intellectual property. Executive hereby confirms and ratifies the Proprietary Information and Inventions Agreement (Exhibit A, which is incorporated herein by reference) and agrees to execute and deliver to Viking any other similar agreement(s) presented to Executive by Viking from time to time.

11. Indemnification. In the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by Viking against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then Viking shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Executive and Viking are made a party to the same third-party action, complaint, suit, or proceeding, Viking agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by Viking shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and Viking shall pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use Executive's best efforts to faithfully discharge Executive's duties under this Agreement, Executive cannot be held liable to Viking for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of Viking. Notwithstanding this paragraph 10, the provision of any written indemnification agreement applicable to the directors and officers of Viking to which Executive shall be a party shall apply rather than this paragraph 10 to the extent inconsistent with this paragraph 10. Without limiting the foregoing, Viking shall continue to maintain coverage for Executive under any directors' and officers' liability insurance policies for a period of six (6) years following any termination of Executive's employment by Viking without Good Cause or by Executive with Good Reason.

12.  Prohibited Competition. In consideration of the grant of options by the Company to Executive agreed to in this Agreement, Executive agrees to be bound by this Section 3.3. Executive recognizes and acknowledges the competitive and proprietary nature of the Company’s business operations. Accordingly, Executive agrees that, during the term of his employment and for a period of twelve (12) months following termination of his employment for any reason including, but not limited, to termination for cause, without cause, voluntary termination, involuntary termination, or as a result of change of control, Executive shall not, without the prior written consent of the Company, for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, Executive, Executive representative or in any other capacity: (i) own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, or engage in or have a financial interest in, any of the following companies or in the subsidiaries of any of the following companies: Intuitive Surgical, Stryker Endoscopy, Karl Storz Imaging, Inc., ACMI, Olympus Medical, Medtronic Sofamor Danek, Boston Scientific Endoscopy, Aesculap and Linvatec.

Nothing contained herein shall preclude Executive from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that Executive’s holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such geographic area and with respect to such activity as is determined by such court to be reasonable.

13.  No Prior Agreements. Executive hereby represents and warrants to Viking that the execution of this Agreement by Executive and Executive's employment by Viking and the performance of Executive's duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify Viking for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Viking based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

14. Assignment; Binding Effect. Executive understands that Executive is being employed by Viking on the basis of Executive's personal qualifications, experience, and skills. Executive agrees, therefore, Executive cannot assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 14 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

15.  Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Executive has no oral representations, understandings, or agreements with Viking or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between Viking and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Viking and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Viking and Executive.

16.  Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Viking:	7514 Girard Avenue, Suite 1509
La Jolla, California 92037
Attention: CEO

To Executive:	7 Woodhill Road
Burlington, MA 01803

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

18.  Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Boston, MA before the Judicial Arbitration and Mediation Services, Inc. under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement. Viking shall bear the costs of the arbitration if Executive prevails. If Viking prevails, Executive will pay half the cost of the arbitration. Each party shall be responsible for paying its own attorneys fees.

19. No Participation In Severance Plans. Except as contemplated by this Agreement, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of Viking or any affiliate thereof, or any other similar arrangement of Viking or any affiliates thereof providing for benefits upon involuntary termination of employment.

20.  Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Massachusetts, notwithstanding the conflict of laws provisions of such state.

21.  Counterparts; Facsimile. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Viking Systems, Inc.

By: /s/ Thomas B. Marsh
Thomas B. Marsh, CEO

EXECUTIVE:

/s/ Joseph Warrino
Joseph Warrino

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Viking Systems, Inc.
7514 Girard Avenue, Suite 1509
La Jolla, California 92037

Ladies and Gentlemen:

I recognize that Viking Systems, Inc., a Nevada corporation (“Viking”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future). I understand that:

A.  As part of my employment by Viking (with the term “employment”, as used herein, to include any consulting relationship), I am expected to make new contributions and inventions of value to Viking.

B.  I understand that my employment creates a relationship of confidence and trust between me and Viking and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information (1)applicable to the business of Viking; or (2)applicable to the business of any client, partner or customer of Viking, which may be made known to me by Viking or by any client, partner or customer of Viking, or learned by me during the period of my employment.

C.  Viking possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to Viking (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by Viking), and/or in which property rights have been or will be assigned or otherwise conveyed to Viking, which information has commercial value in the business in which Viking is engaged. All of the aforementioned information is hereinafter called “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, video, informational or other data or content), business and marketing development plans, customer lists, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of Viking or its actual or potential customers or partners or which is or has been generated or received in confidence by or for Viking by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from Viking from time to time, I hereby agree as follows:

1.  All Confidential Information shall be the sole property of Viking and its assigns, and Viking and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to Viking any rights I may have or acquire in all Confidential Information. At all times during my employment by Viking and at all times after termination of such employment, I will keep in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of Viking, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant to) Viking.

2.  Without limiting the terms of my employment with Viking, I agree that during the period of my employment by Viking I will not engage in any employment or activity in any business that is directly or indirectly competitive with Viking.

3.  All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by Viking or produced by myself or others in connection with my employment shall be and remain the sole property of Viking and shall be returned promptly to Viking as and when requested by Viking. Should Viking not so request, I shall return and deliver all such property upon termination of my employment by me or by Viking for any reason (“Termination”) and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.

4.  I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of prior inventions, that conflict or may conflict with the interests of Viking. I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development, service, product or product line of Viking, (ii) a manufacturing, development or research methodology or process of Viking or (iii) any activity that I may be involved with on behalf of Viking.

5.  I shall promptly disclose to Viking, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Viking which are related to or useful in the business of Viking, or result from tasks assigned me by Viking, or result from use of premises owned, leased or contracted for by Viking (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6.  I agree that all Inventions shall be the sole property of Viking and its assigns, and Viking and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto. I hereby assign to Viking any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.” I further agree as to all Inventions to assist Viking in every proper way (but at Viking’s expense) to obtain and from time to time enforce patents and copyrights on the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as Viking may desire, together with any assignments thereof to Viking or persons designated by it. My obligation to assist Viking in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but Viking shall compensate me at a reasonable rate after Termination for time actually spent by me at Viking’s request on such assistance. In the event that Viking is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint Viking and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

7.  As a matter of record I have identified beneath by signature hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by Viking which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Viking (“Prior Inventions”) which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by Viking. Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with Viking, I incorporate a Prior Invention into a Viking product, process, application, machine or invention, the Viking is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Viking product, process, application, machine or invention without Viking’s prior written consent.

8.  I represent that my performance of all the terms of this Agreement and that my employment by Viking does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by Viking, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect. I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

9.  I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by Viking, I have not brought and will not bring with me to Viking or use in the performance of my responsibilities at or for Viking any equipment, supplies, facility or trade secret or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to Viking a copy of) written authorization for their possession and use.

10.  I also understand that, in my employment by Viking, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by Viking. A copy of any document reflecting any such obligation, or a description thereof if no document is available is provided herewith to Viking.

11.  I agree that during the term of my employment with Viking and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of Viking to leave the employ of Viking or to otherwise end such employee’s or consultant’s relationships with Viking, or (ii) other than on behalf of Viking, induce or attempt to induce any other person to terminate a relationship with Viking.

12.  I acknowledge that, due to the uniqueness of my relationship with Viking, Viking would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms. I agree that in addition to any other rights and remedies available to Viking for any breach by me of my obligations hereunder, Viking shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

13.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

14.  If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of Viking were used and which were developed entirely on my own time, and (1) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of Viking, or (b) to Viking’s actual or demonstrably anticipated research or development, or (2) which do not result from any work performed by me for Viking). Notwithstanding the foregoing, I shall disclose in confidence to Viking any invention in order to permit Viking to make a determination as to compliance by me with the terms and conditions of this Agreement.

15.  This Agreement shall be effective as of the first day of my employment by Viking. The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship between myself and Viking (including, if applicable, any such relationship which may follow the termination of my status as an employee of Viking or which may precede my status as an employee of Viking). Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship persists following the termination of my status as an employee of Viking (if applicable).

16.  The term Viking, as used herein, shall include any subsidiary or affiliate of Viking.

17.  This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of Viking, its successors and assigns.

18.  This Agreement shall in all respects be construed according to the laws of the state of Massachusetts, notwithstanding the conflict of laws provisions of such state.

Dated: October 10, 2005	/s/ Joseph Warrino
Joseph Warrino
Prior Inventions: NONE.

Accepted and Agreed to
This 10th day of October, 2005.

Viking Systems, Inc.

By: /s/ Thomas B. Marsh
Thomas B. Marsh, CEO

EXHIBIT B
RELEASE AND WAIVER OF CLAIMS

I understand and agree completely to the terms set forth in the Employment Agreement, dated ____________, 2005 to which this form is attached (the “Agreement”). I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Viking Systems, Inc. (“Viking”) and me with regard to the Agreement. I am not relying on any promise or representation by Viking that is not expressly stated herein.

In consideration of and except for the benefits I will receive under the Agreement, I hereby generally and completely release Viking and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with Viking or the termination of that employment; (2) all claims related to my compensation or benefits from Viking, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Viking; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

B-1

I represent that I have not filed any claims against Viking, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against Viking or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold Viking harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her or must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against Viking, its affiliates, and the entities and persons specified above.

This release is not intended to release any continuing obligations of Viking to me, if any, under any written employment agreement that I may have with Viking.

Dated: October 10, 2005
Joseph Warrino

Accepted and Agreed to
This 10th day of October, 2005.

Viking Systems, Inc.

By:
Thomas B. Marsh, CEO

B-2